STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP
The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited
6:    Partnership Act of the  State of Delaware, does hereby certify as follows:
FIRST: The name of the Limited Partnership is Morgan Stanley
8:    Managed Futures MV, L.P.
SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

The name of the limited partnership is Managed Futures Profile MV, L.P. (the "Partnership").

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate
of Limited Partnership on this	1st day of October, A.D. 2009.
By: /s/ Walter Davis
General Partner(s)

Name: Walter Davis,
      Demeter Management LLC
Print or Type